Exhibit 99.2

(NY-PARADISE-MUSIC)(PDSE) Paradise Announces Extension and Repricing of Public Warrants

      NEW YORK--Dec. 20, 2000--Paradise Music & Entertainment, Inc. "PDSE" (Nasdaq: PDSE; http://www.pdse.com), an entertainment content and services provider, today announced that it has decided to extend and modify the terms of its 1,146,000 public warrants, which were initially issued in conjunction with PDSE's 1997 Initial Public Offering (IPO). PDSE will extend the term of the warrants to December 31, 2002. It will modify the warrants so that they will be exercisable at the rate of one share of common stock for each five warrants exercised, with an exercise price of $2.50 per share. The warrants will also be modified to permit PDSE to redeem the warrants in the event the closing bid price of its common stock equals or exceeds $4.00 per share for a period of 20 consecutive trading days ending within five days prior to the date the Company elects to redeem them. The action will effectively reduce the number of shares underlying the warrants by 60 % to approximately 229,200 from approximately 573,000.

      The warrants are presently due to expire at the close of business on January 21, 2001, and are exercisable at the rate of one share of common stock for each two warrants exercised, with an exercise price of $7.20 per share, and are redeemable in the event the closing bid price of the common stock exceeds $7.20 per share for the requisite period.

      The extension and modification of the warrants will be effective at the close of business on January 21, 2001.

      Paradise Music & Entertainment, Inc. is an entertainment company comprised of three complementary units: PDSE Film and TV Group (Straw Dogs, Picture Vision and Shelter Films - television commercial, music video, live event and film and video productions); PDSE Music Group (PDSE Records Inc., All Access Entertainment and Rave Music - record labels, producer of original music for film and television and full-service music artist management); and PDSE Digital Group (Paradise Digital Productions - Internet content development).

      Legal Disclaimers: This Press Release may contain forward-looking statements with the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements. The forward-looking statements contained herein represent the Company's judgment as of the date of this report hereof, and the Company cautions readers not to place undue reliance on such statements.

     CONTACT: Paradise Music & Entertainment, Inc.
              Mark Pollard, 212/590-2100
              Vice President
              - or -
              Jaffoni & Collins
              Robert Rinderman or David Collins
              212/835-8500 PDSE@jcir.com


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